Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES RECORD SECOND QUARTER 2026 FINANCIAL RESULTS
CLEVELAND, OHIO – July 29, 2026 - Preformed Line Products Company (NASDAQ: PLPC) today reported record financial results for its second quarter of 2026.
Q2 2026 highlights:
•Record quarterly net sales of $212.7 million, an increase of 25% from Q2 2025 and 21% from Q1 2026.
•Record quarterly USA sales, with growth of 32% from Q2 2025 and 12% from Q1 2026, driven by robust demand in energy markets, with communications markets also providing increases.
•Gross profit margin of 34.3%, up 160 basis points from Q2 2025 and 300 basis points from Q1 2026.
•Record quarterly diluted EPS of $4.49 per share, up 75% from Q2 2025 and more than doubling from Q1 2026.

Net sales in the second quarter of 2026 were $212.7 million compared to $169.6 million in the second quarter of 2025, a 25% increase. PLP-USA continued its strong 2026 performance driven primarily by growth in energy sales. All International segments also contributed, with each segment increasing sales from Q2 2025. The Americas segment also benefited from the acquisition of Delta Star Conetores Electricos Ltda ("Delta Star") in May 2026. Foreign currency translation increased second-quarter 2026 net sales by $6.0 million.

Net income for the quarter ended June 30, 2026, was $21.5 million, or $4.49 per diluted share, compared to $12.7 million, or $2.56 per diluted share, for the comparable period in 2025. The increase in net income was primarily driven by higher sales volumes, favorable product mix, fixed cost leverage and the benefit of price increases enacted in 2025. This increase was partially offset by increases in selling costs and investments in personnel supporting strategic market growth in our core product offerings, primarily for sales, sales support and engineering resources. Tariff headwinds also continued to impact net income. Foreign currency translation had a favorable impact of $0.5 million on the second quarter of 2026 net income.
Net sales increased 22% to $389.0 million for the first six months of 2026 compared to $318.1 million for the first six months of 2025. All segments realized a year-over-year increase in net sales due to higher volumes of energy and communications sales, driven most significantly by PLP-USA with a 29% net sales growth. Foreign currency translation rates increased net sales by $13.2 million for the six months ended June 30, 2026.

Net income for the six months ended June 30, 2026, was $32.0 million, or $6.62 per diluted share, compared to $24.2 million, or $4.89 per diluted share, for the comparable period in 2025. The increase in net income was due to higher sales volumes and the benefit of price increases enacted in 2025, partially offset by higher personnel and selling costs, tariff expenses and a higher effective tax rate for the six-month period. Foreign currency translation had a favorable impact of $0.7 million on six-month 2026 net income.

"What a quarter! I am so proud of our global team's execution, which delivered record second-quarter and first-half results," said Rob Ruhlman, Executive Chairman. "Our quarterly net sales and EPS, the highest in the Company's history, reflect the strength of demand in our core energy and communications markets and the resilience of our global operations. Our steadfast commitment to domestic manufacturing continues to provide a strategic advantage, with PLP-USA delivering exceptional 32% sales growth in the quarter. Our international segments continued to provide strong contributions, with each segment providing sales increases. In a very challenging operating environment, I am most encouraged by our 300-basis-point improvement in gross profit margin in Q2 2026 compared to Q1 2026, reflecting the effectiveness of our pricing strategies, supply chain discipline, and ongoing investment in operational efficiency. Our balance sheet remains a source of strength, providing flexibility to pursue strategic growth opportunities while continuing to invest in our people and facilities. In the second quarter, we welcomed Delta Star, located in Salto, Brazil, to the PLP family. Delta Star provides significant operational support to accelerate growth in our U.S. substation business while also expanding our substation portfolio in the South American region."

"While we celebrate a record second quarter, we remain vigilant in monitoring the evolving tariff and geopolitical landscape, and I believe our significant U.S. manufacturing footprint, diversified global operations, and financially sound position make us well-equipped to navigate these challenges and continue investing in our business. Our focus is unchanged: provide our customers with the high-quality products and superior customer service they have come to expect from PLP.”
A presentation on second-quarter results will also be available on PLP’s website at www.plp.com/investor-relations.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, tariffs, labor disruptions, military conflict, international hostilities, political instability, exchange rates, natural disasters and health epidemics, the strength of demand and availability of funding for the Company’s products (including in light of price increases) and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products and customer demand, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2025 Annual Report on Form 10-K filed with the SEC on March 5, 2026 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
ABOUT PLP
PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS

JOSH NELSON	ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER

+1 440 473 9120	+1 440 473 9246

JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY (PLPC)
CONSOLIDATED BALANCE SHEET

	June 30, 2026	December 31, 2025
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$76,212	$83,389
Accounts receivable, net	151,180	113,175
Inventories, net	147,815	148,730
Prepaid expenses	13,579	12,961
Other current assets	7,730	5,206
TOTAL CURRENT ASSETS	396,516	363,461
Property, plant and equipment, net	227,558	222,781
Goodwill	36,419	30,684
Other intangible assets, net	9,458	10,140
Deferred income taxes	7,205	7,481
Other assets	20,333	19,074
TOTAL ASSETS	$697,489	$653,621
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$55,916	$49,520
Notes payable to banks	1,793	1,213
Current portion of long-term debt	5,065	5,392
Accrued compensation and other benefits	28,619	29,207
Accrued expenses and other liabilities	41,141	29,378
TOTAL CURRENT LIABILITIES	132,534	114,710
Long-term debt, less current portion	35,919	32,860
Other noncurrent liabilities and deferred income taxes	34,435	30,500
SHAREHOLDERS' EQUITY
Common shares $2 par value per share, 15,000,000 shares authorized, 4,880,701 and 4,907,787 issued and outstanding, at June 30, 2026 and December 31, 2025	13,893	13,860
Common shares issued to rabbi trust, 222,506 and 222,506 shares at June 30, 2026 and December 31, 2025, respectively	(9,586)	(9,586)
Deferred compensation liability	9,586	9,586
Paid-in capital	68,604	67,217
Retained earnings	614,326	584,360
Treasury shares, at cost, 2,065,490 and 2,021,940 shares at June 30, 2026 and December 31, 2025, respectively	(148,777)	(136,554)
Accumulated other comprehensive loss	(53,503)	(53,365)
TOTAL PLPC SHAREHOLDERS' EQUITY	494,543	475,518
Noncontrolling interest	58	33
TOTAL SHAREHOLDERS' EQUITY	494,601	475,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$697,489	$653,621

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(Thousands, except per share data)	(Unaudited)		(Unaudited)
Net sales	$212,681	$169,601	$388,959	$318,142
Cost of products sold	139,669	114,202	260,727	214,072
GROSS PROFIT	73,012	55,399	128,232	104,070
Costs and expenses
Selling	15,388	13,092	29,157	25,273
General and administrative	21,529	18,665	42,582	36,291
Research and engineering	7,155	5,695	13,891	11,174
Other operating expense, net	1,038	823	984	1,078
	45,110	38,275	86,614	73,816
OPERATING INCOME	27,902	17,124	41,618	30,254
Other income (expense)
Interest income	634	384	1,411	894
Interest expense	(239)	(318)	(471)	(694)
Other income, net	149	116	218	523
	544	182	1,158	723
INCOME BEFORE INCOME TAXES	28,446	17,306	42,776	30,977
Income tax expense	6,938	4,606	10,719	6,724
NET INCOME	$21,508	$12,700	$32,057	$24,253
Net loss (income) attributable to noncontrolling interests	—	5	(25)	(31)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$21,508	$12,705	$32,032	$24,222
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,774	4,932	4,815	4,930
Diluted	4,794	4,955	4,838	4,955
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$4.51	$2.58	$6.65	$4.91
Diluted	$4.49	$2.56	$6.62	$4.89

Cash dividends declared per share	$0.21	$0.20	$0.42	$0.40